Exhibit 99.1

Continental Materials Corporation

Announces Intention to Voluntarily Delist and Deregister its Common Stock

CHICAGO, IL, April 20, 2020 – Continental Materials Corporation (NYSE American: CUO, the “Company”), a diversified light manufacturing company operating primarily in two industry groups, Heating, Ventilation and Air Conditioning (HVAC) and Construction Products, announced today its intention to voluntarily delist from the NYSE American Stock Exchange (the “Exchange”) and to deregister its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its SEC reporting obligations under Section 15(d) of the Exchange Act.

On April 20, 2020, the Company notified the Exchange of its intent to voluntarily delist its Common Stock from the Exchange. The Company currently anticipates that it will file with the Securities and Exchange Commission (the “SEC”) a Form 25 relating to the delisting of its Common Stock on or about May 1, 2020, and anticipates that the delisting of its Common Stock will become effective on or about May 11, 2020.

Following the delisting of its Common Stock on the Exchange, the Company plans to file with the SEC a Form 15 to deregister its Common Stock under Section 12(g) of the Exchange Act and suspend its reporting obligations under Section 15(d) of the Exchange Act, as the Common Stock is held by less than 300 stockholders of record.

The Company is taking these steps in order to reduce legal, accounting and administrative costs associated with being an SEC reporting company, to reduce the specificity of the financial information which the Company is required to disclose publicly in connection with its business segments, which disclosure the Company believes has, at times in the past, been competitively disadvantageous to the Company, and to allow the Company’s management to increase its focus on executing the Company’s strategic and business plan by reducing time spent in complying with applicable SEC reporting requirements.